LIFE PARTNERS RESPONDS TO SEC LAWSUIT

WACO, Texas--(BUSINESS WIRE) - Life Partners Holdings, Inc. (NASDAQ GS: LPHI) responded today to notice that a lawsuit has been filed against it by the Securities and Exchange Commission.  The Company believes the action is without merit and will vigorously defend itself and its officers.

Life Partners’ Chairman, Brian Pardo, stated, “It is very disappointing that the SEC has chosen to pursue litigation over issues that we believe have no merit and financial presentation issues that we do not believe are material.  We have always done our best to deliver value to our shareholders and to run an honest and transparent company.  We intend to vigorously defend ourselves against these meritless claims.”

The lawsuit targeted Life Partners Holdings, Inc. and certain of its officers, but no claims were filed against the company’s operating subsidiary, Life Partners, Inc., and the action has no effect on any of Life Partners, Inc.’s transactions or clients.

Life Partners is the world’s oldest and one of the most active companies in the United States engaged in the secondary market for life insurance, commonly called “life settlements.”  Since its incorporation in 1991, Life Partners has completed over 137,000 transactions for its worldwide client base of over 28,000 high net worth individuals and institutions in connection with the purchase of over 6,400 policies totaling approximately $3 billion in face value.

Visit our website at: www.lphi.com.

Safe Harbor - This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those projected in the forward-looking statements as a result of various factors.  The statements in this news release that are not  historical statements, including statements regarding the basis, outcome or duration of the legal action, are forward-looking  statements within the meaning of the federal securities laws. These statements are subject to numerous risks and uncertainties, many of which are beyond our control, that could cause actual results to differ materially from such statements.  For information concerning these risks and uncertainties, see our most recent Form 10-K.  We disclaim any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by law.

LPHI-G

Contact:

Life Partners Holdings, Inc.
Shareholder Relations, 254-751-7797
info@lifepartnersinc.com

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